EXHIBIT 5.1

June 16, 2009

Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, WV 25702

RE:           Form S-4 Registration Statement

Gentlemen:

This opinion is rendered in connection with the Form S-4 Registration Statement (the “Registration Statement”) which has been filed by Premier Financial Bancorp, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering and sale of 1,545,099 shares of common stock of the Registrant, no par value (the “Stock”) issuable in connection with the proposed merger of Abigail Adams National Bancorp, Inc., a Delaware banking corporation, with its principal office and place of business located in Washington, DC, and AANB Acquisition Corp., a Delaware corporation, with its principal place of business located in Huntington, West Virginia (the “Interim Company”), the Interim Company being a wholly-owned subsidiary of the Registrant, pursuant to the Agreement of Merger dated as of December 30, 2008, and the related merger documents dated as indicated in the Registration Statement, all of which are included in the Registration Statement.

We are of the opinion that:

(1)	The Stock, when issued in connection with the Agreement of Merger in accordance with the terms set forth therein, will be validly issued, fully paid and non-assessable; and

(2)	No personal liability for the liabilities of the Registrant attaches to the ownership of such Stock under the laws of the Commonwealth of Kentucky.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

HUDDLESTON BOLEN LLP

/s/ Thomas J. Murray

Thomas J. Murray

TJM/cgd